Exhibit 10.6

SECOND AMENDMENT TO

AIRLINE OPERATING AGREEMENT AND TERMINAL BUILDING LEASE

MINNEAPOLIS-ST. PAUL INTERNATIONAL AIRPORT

This Amendment, effective the 15th day of November 2004, is between the Metropolitan Airports Commission (“MAC”), a public corporation under the laws of the State of Minnesota, and Northwest Airlines, Inc. (“Northwest”), a corporation organized and existing under the laws of Minnesota and authorized to do business in the State of Minnesota.

WHEREAS, MAC and Northwest entered into an Airline Operating Agreement and Terminal Building Lease (“Lease”) effective January 1,1999; and

WHEREAS, the parties wish to amend the Lease to incorporate certain terms of an agreement reached and approved by MAC on August 13, 2003 allowing Northwest to build-out the void in the floor space between the G Concourse and the ticketing area for restaurant development purposes.

NOW THEREFORE, in consideration of the foregoing, the parties agree to amend the Lease as follows:

1.                     All references to the Gold Concourse shall be changed to the G Concourse throughout the Lease.

2.                     Northwest proposes to build-out the void in the floor space (“infill space”) between the G Concourse and the ticketing area in the south end of the Lindbergh Terminal as currently shown on Exhibit E.l.

A.            The infill space shall be used to construct a Wolfgang Puck Express restaurant and bar, subject to MAC’s consent to the amendment to the sublease between Northwest and Host International, Inc. as provided for in the Lease. All project costs are the sole responsibility of Northwest. If for some reason final agreement is not reached with Host for this concept, Northwest shall retain the right to select a replacement concept subject to the same terms and conditions contained herein.

B.            The infill space will be added to the G Concourse leased space effective upon the date of beneficial occupancy of the new concept.

C.             In exchange for MAC’s approval, Northwest agrees not to develop the F-G Corridor for as long as the infill space is available to Northwest for use as a concession.

D.             If a project mutually agreed to by MAC and Northwest requires removal of the concession, all removal costs will be paid for by Northwest. MAC is under no obligation to provide additional or new space for a replacement facility.

E.             The project will be built in accordance with MAC’S Design and Construction Standards. The project must comply with the applicable building codes and building permits will be required.

The following conditions apply with respect to construction of the project:

1.                                           The existing ceiling height in the baggage claim area shall be maintained in the infill space.

2.              Structural support of the infill area will only be allowed from the existing structure. No new structural supporting columns will be allowed down to and/or through the baggage claim level to the valet garage level below. No other structures, walls, shafts, or chases will be allowed to penetrate into the baggage claim level.

3.             The existing skylight above the infill space shall remain.

4.                    The existing escalator and stairs between the baggage claim and ticketing levels shall remain.

5.                    It has been agreed that to maintain the visual connection between the ticket lobby and the G Concourse and to address security concerns, a permanent glass wall, approved by the Transportation Security Administration, will be constructed. It has been further agreed that based upon change order documentation (copies of which have been provided to MAC), MAC will contribute $151,745.00 to the construction cost of this glass wall. Upon completion of that portion of work, Northwest will present supporting contractor invoice(s) to MAC.

6.                    All utilities (HVAC, plumbing, electrical) serving the concession in the infill space shall be served from the G Concourse utilities that are provided and maintained by Northwest. Any additional utilities required shall be serviced and maintained by Northwest. Utility penetrations directly below the infill space in the baggage claim area will not be allowed.

7.                    The existing FIDS and currency exchange booth must be incorporated into the overall design in such manner which does not create a congestion or traffic problem at the FIS/G Concourse intersection or with the moving walk.

8.                    Northwest must ensure that the Spirit of St. Louis airplane currently hanging over the space will be accommodated for public viewing in its current general location and that MAC or its designees will be provided reasonable access for future cleaning and maintenance purposes.

3.                     Replace Exhibits C page 4 of 26 and E page 1 of 3 of the Lease with the new Exhibits attached hereto.

4.                     Except as herein amended, all terms, covenants and agreements in the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed and executed this Amendment in duplicate on the dates listed below.

Date:	1-28-05	METROPOLITAN AIRPORTS COMMISSION

/s/ Gordon P. Wennerstrom
Gordon P. Wennerstrom
Director, Commercial Management & Airline Affairs

Date:	NORTHWEST AIRLINES, INC.

/s/ James M. Greenwald
James M. Greenwald
Vice President, Facilities and Airport Affairs

STATE OF MINNESOTA	)
) ss.
COUNTY OF HENNIPEN	)

This instrument was acknowledged before me on the 28 day of January, 2004, by Gordon P. Wennerstrom, Director, Commercial Management & Airline Affairs on behalf of the Metropolitan Airports Commission.

Glennis Pilgram
Notary Public

STATE OF MINNESOTA	)
) ss.
COUNTY OF	)

This instrument was acknowledged before me on the        day of                 , 2004, by James M. Greenwald, Vice President - Facilities and Airport Affairs, on behalf of Northwest Airlines, Inc.

Notary Public